Exhibit 21.1

List of Subsidiaries of ReneSola Ltd (the “Registrant”)

Wholly-Owned Subsidiaries

1. Zhejiang Yuhui Solar Energy Source Co., Ltd., a PRC company

2. Sichuan ReneSola Silicon Material Co., Ltd., a PRC company

3. ReneSola America Inc., an U.S.A. company

4. ReneSola Singapore Pte. Ltd., a Singapore company

Affiliated Entity Consolidated in the Registrant’s Financial Statement

1. ReneSola (Malaysia) SND. BHD, a Malaysia company

2. Linzhou Zhongsheng Semiconductor Silicon Material Co., Ltd., a PRC company